Exhibit 4.33

ADS LENDING AGREEMENT

Dated as of November 30, 2023

Between

WEIBO CORPORATION (“Lender”)

(an exempted company incorporated under the laws of the Cayman Islands)

and

GOLDMAN SACHS INTERNATIONAL (“Borrower”)

This Agreement sets forth the terms and conditions under which Borrower shall borrow from Lender American Depositary Shares (as defined below) representing Class A ordinary shares of Lender.

The parties hereto agree as follows:

Section 1.Certain Definitions.

The following capitalized terms shall have the following meanings in this Agreement:

“American Depositary Shares” or “ADSs” means American Depositary Shares, with each ADS representing as of the date hereof an ownership interest in one (1) Class A ordinary share, par value $0.00025 per share, of Lender held by JPMorgan Chase Bank, N.A., as depositary (including any successor depositary, the “Depositary”), under the Amended and Restated Deposit Agreement dated August 10, 2020 as supplemented by a restricted issuance agreement dated December 4, 2023 (as from time to time amended, the “Deposit Agreement”) among Lender, the Depositary and all holders and beneficial owners from time to time of American Depositary Receipts issued thereunder.

“Applicable Share Limit” means a number of ADSs and/or Ordinary Shares equal to (A) the minimum number of ADSs and/or Ordinary Shares that could give rise to reporting or registration obligations (other than any reporting or registration obligations under Section 13 of the Exchange Act) or other requirements (including obtaining prior approval from any person or entity) of a Borrower Person (as defined in the definition of Share Amount), or could result in an adverse effect on a Borrower Person, under any Applicable Restriction (as defined in the definition of Share Amount), as determined by Borrower in its commercially reasonable discretion, minus (B) 1% of the number of Outstanding Shares.

“Borrower’s Cash Account” means a cash account of Borrower maintained with a financial institution to be notified by Borrower to Lender in writing following the execution of this Agreement from time to time.

“Bankruptcy Code” has the meaning set forth in Section 7(f).

“Bankruptcy Law” has the meaning set forth in Section 9(a)(iii).

“Borrower Default” has the meaning set forth in Section 9(a).

“Borrower Group” has the meaning set forth in Section 2(c).

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Calculation Agent” means Borrower. Whenever Borrower in its capacity as Calculation Agent or otherwise is required to act or to exercise judgment in any way, it will do so in good faith and in a commercially reasonable manner. Furthermore, each party agrees that the Calculation Agent is not acting as a fiduciary for or as an advisor to such party in respect of its duties as Calculation Agent hereunder. In making any adjustment hereunder (as set forth under the definition of “Loaned ADSs” or under Section 4), the Calculation Agent shall take into account any adjustment in respect of the relevant transaction or event made by the Depositary under the Deposit Agreement, any relevant fees and/or expenses of the Depositary and any relevant withholding or deduction of taxes. The Calculation Agent or Borrower, as applicable, shall provide written notice to Lender promptly upon the making of any calculation, adjustment or determination pursuant to this Agreement, so long as Lender has given prompt written notice to the Calculation Agent and Borrower of the event or action that gave rise to the relevant calculation, adjustment or determination made pursuant to this Agreement. After the Calculation Agent or Borrower, as applicable, has given such notice to Lender, the Calculation Agent shall, upon written request by Lender, promptly (and in any event within five Business Days) provide a written explanation in reasonable detail of the basis for any such determination, adjustment or calculation (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s or Borrower’s proprietary models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information).

“Cash” means any currency of the United States as at the time shall be legal tender for payment of public and private debts.

“Clearing Organization” means The Depository Trust Company, or, if agreed to in writing by Borrower and Lender, such other securities intermediary at which Borrower and Lender maintain accounts.

“Closing Price” on any day means, with respect to the ADSs (i) if the ADSs are listed or admitted to trading on a U.S. securities exchange or are included in the OTC Bulletin Board (operated by the Financial Industry Regulatory Authority, Inc.), the last reported sale price, regular way, in the principal trading session on such day on such market on which the ADSs are then listed or are admitted to trading (or, if the day of determination is not a Trading Day, the last preceding Trading Day) and (ii) if the ADSs are not so listed or admitted to trading or if the last reported sale price is not obtainable (even if the ADSs are listed or admitted to trading on such market), the average of the bid prices for the ADSs obtained from as many dealers in the ADSs (which may include Borrower or its affiliates), but not exceeding three, as shall furnish bid prices to the Calculation Agent.

“Code” has the meaning set forth in Section 7(h).

“Common Equity”, of any person (including, for the avoidance of doubt, the Lender), means (i) ordinary share capital or common stock (directly or in the form of depositary receipts) of such person that is convertible into or exchangeable for (or, in the case of depositary receipts, represents) Ordinary Shares and/or (ii) Hong Kong Shares.

“Confirmation” has the meaning set forth in Section 2(a).

“Conversion Rate” means an initial conversion rate of 72.6929 ADSs per $1,000 principal amount of Convertible Notes, as adjusted from time to time pursuant to the terms of the Indenture.

“Convertible Notes” means the $300,000,000 aggregate principal amount of 1.375% Convertible Senior Notes due 2030 issued by Lender, or up to $330,000,000 aggregate principal amount to the extent the option to purchase additional Convertible Notes is exercised in full as set forth in the Convertible Note Purchase Agreement.

“Convertible Note Purchase Agreement” means the purchase agreement, dated as of the date hereof, between Lender and the initial purchasers named therein relating to the offering of the Convertible Notes.

“Cutoff Time” means 11:00 a.m. in the jurisdiction of the Clearing Organization, which, in the case of The Depository Trust Company, shall be 11:00 a.m. New York City time.

“Default Termination Date” has the meaning set forth in Section 3(b).

“Deposited Securities” has the meaning set forth in the Deposit Agreement.

“Excess ADSs” has the meaning set forth in Error! Reference source not found..

“Excess ADS Event” has the meaning set forth in Error! Reference source not found..

“Exchange” means the Nasdaq Global Select Market (or any successor thereto) or, if different, the principal trading market for the ADSs.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility Termination Date” has the meaning set forth in Section 3(b).

“First Time of Delivery” has the meaning set forth in the Convertible Notes Purchase Agreement.

“Foreign Private Issuer” means a “foreign private issuer,” as such term is defined in Rule 3b-4 under the Exchange Act.

“Hong Kong Shares” means the ordinary shares of the Lender that have been registered on the books and records of the Lender’s share registrar in Hong Kong and listed on The Stock Exchange of Hong Kong Limited.

“Indemnified Party” has the meaning set forth in Section 12(c). “Indemnifying Party” has the meaning set forth in Section 12(c).

“Indenture” means the Indenture to be dated on or about December 4, 2023, between Lender and Citicorp International Limited, as trustee, pursuant to which the Convertible Notes will be issued. It is understood and agreed that the Indenture shall be substantially in the form last reviewed by Lender as of the date hereof.

“Indenture Adjustment Notice” has the meaning set forth in Section 8(b). “Lender Default” has the meaning set forth in Section 9(b).

“Lender’s Designated Account” means the securities account of Lender maintained on the books of the Depositary to be notified by Lender to Borrower in writing following the execution of this Agreement from time to time.

“Lender’s Cash Account” means a cash account of Lender maintained with a financial institution to be notified by Lender to Borrower in writing following the execution of this Agreement from time to time.

“Lien” means any pledge, claim, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement, in each case, in the nature of a security interest of any kind whatsoever.

“Loan” has the meaning set forth in Section 2(a).

“Loan Processing Fee” has the meaning set forth in Section 2(b).

“Loaned ADSs” means the ADSs transferred to Borrower in the outstanding Loan hereunder. If, as the result of any change in nominal value, change in par value, a stock dividend, stock split, reverse stock split or any reclassification of the Deposited Securities, or any split-up or combination of the Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting Lender or to which it is a party, the number of outstanding ADSs held by the holders thereof immediately prior to such event or transaction is increased or decreased, then the number of Loaned ADSs under the outstanding Loan shall, effective as of the payment, delivery or effective date of such event, be proportionately increased or decreased, as the case may be, as determined by the Calculation Agent. If any new or different security (or two or more securities) shall be exchanged for the outstanding ADSs as the result of any reorganization, merger, split-up, consolidation, other business combination, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy) or as a result of the termination of the Deposit Agreement, such new or different security (or such two or more securities collectively) shall, effective upon such exchange, be deemed to become a Loaned ADS in substitution for the former Loaned ADS for which such exchange is made and in the same proportion for which such exchange was made, as determined by the Calculation Agent. For purposes of return of Loaned ADSs by Borrower or purchase, sale, delivery or transfer of securities pursuant to Section 3, Section 9(a)(i) or Section 10, such term shall refer to either Loaned ADSs or an equivalent number of Ordinary Shares (or other Common Equity of the Lender at such time, including, for the avoidance of doubt, Hong Kong Shares), and shall mean securities of the same issuer, class and quantity as the Loaned ADSs or Ordinary Shares as adjusted pursuant to the two preceding sentences, as applicable; provided that it is understood and agreed that the number of Hong Kong Shares underlying each Loaned ADS shall be equal to the number of Ordinary Shares underlying each ADS at such time and as adjusted pursuant to the preceding two sentences, as applicable.

“Maximum Number of ADSs” means, at any time, the number of ADSs equal to the product of (a) the aggregate principal amount of Convertible Notes outstanding at such time (assuming for such purpose that the option to purchase additional Convertible Notes in the Convertible Note Purchase Agreement has been exercised in full, unless and until such option has expired, in which case the Maximum Number of ADSs shall be determined without taking into account this parenthetical), divided by $1,000 and (b) the Conversion Rate at such time, subject to the adjustments referred to in the definition of Loaned ADSs above.

“Non-Cash Distribution” has the meaning set forth in Section 4(b).

“Ordinary Shares” means “Shares” as such term is defined in the Deposit Agreement.

“Original Delivery Date” has the meaning set forth in Section 14.

“Outstanding Shares” means, as of any date, the outstanding Ordinary Shares as of such date, including the outstanding Deposited Securities.

“Permitted Lien” means (i) any lien, charge, claim or other encumbrance or restriction routinely imposed on all securities by the relevant Clearing Organization and (ii) any lien, charge, claim or other encumbrance or restriction (x) in the case of any Loaned ADSs, that exists in respect of all outstanding ADSs and (y) in the case of any Non-Cash Distribution, that exists in respect of all of the relevant distributed property in respect of such Non-Cash Distribution.

“Permitted Transferee” has the meaning set forth in Section 11(d).

“Repayment Suspension” has the meaning set forth in Section 10(a).

“Replacement ADSs” has the meaning set forth in Section 10(b).

“Replacement Cash” has the meaning set forth in Section 10(a).

“Repurchase Notice” has the meaning set forth in Section 8(b).

“Repurchase Obstacle” has the meaning set forth in Section 10(a).

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the Exchange. If the ADSs are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Amount”, as of any day, is the number of ADSs and Ordinary Shares that Borrower and any person whose ownership position would be aggregated with that of Borrower (Borrower or any such person, a “Borrower Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Lender that are, in each case, applicable to ownership of ADSs or Ordinary Shares, including, without limitation, under state, federal or foreign banking laws (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Borrower in its commercially reasonable discretion.

“Trading Day” means a day on which (i) there is no Market Disruption Event in respect of the ADSs and (ii) the Exchange is open for trading or, if the ADSs are not so listed, any day on which Lender is open for business. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the Exchange. For the purpose of this definition, a “Market Disruption Event” means, in respect of the ADSs, the occurrence or existence of (i) a Trading Disruption (as defined in the 2002 ISDA Equity Derivatives Definitions as published by the International Swaps and Derivatives Association, Inc. (the “2002 ISDA Definitions”)), (ii) an Exchange Disruption (as defined in the 2002 ISDA Definitions) or (iii) an early closure of the Exchange prior to its scheduled closing time, in each case as the Calculation Agent determines is material.

“Underwriting Agreement” means the underwriting agreement, dated as of the date hereof, between Lender and Borrower and the underwriters named therein relating to the registered public offering of the ADSs.

Section 2. Loan of ADSs; Transfer of Loaned ADSs.

(a)Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, Lender’s ability to make accurate representations as to the matters set forth in Section 7), and subject to the closing of the issuance of the Convertible Notes pursuant to the Convertible Note Purchase Agreement, Lender hereby agrees to loan to Borrower, and Borrower agrees to borrow, 6,233,785 ADSs on the First Time of Delivery, as specified by Borrower in a written notice to Lender substantially in the form of Exhibit A attached hereto (a “Borrowing Notice”) (such issuance and loan, the “Loan”). Such Loan shall be confirmed by a schedule and receipt listing the Loaned ADSs provided by Lender to Borrower (the “Confirmation”). Such Confirmation shall constitute conclusive evidence with respect to the Loan, including the number of ADSs that are the subject of the Loan, unless a written objection to the Confirmation specifying the reasons for the objection is received by Lender within five (5) Business Days after the delivery of the Confirmation to Borrower. For the avoidance of doubt, the receipt by Lender of any such written objection shall not delay Lender’s obligation to deliver ADSs to Borrower in connection with the Loan. To effect the Loan, Lender agrees to issue a number of Ordinary Shares (credited as fully paid) underlying the number of ADSs for the Loan registered in the name of the Depositary (or its nominee) and deposit share certificates evidencing such Ordinary Shares with, and deliver an original certified copy of Lender’s register of members to, the custodian of the Depositary on or prior to the First Time of Delivery, and cause the Depositary to deliver the relevant ADSs to Borrower’s account maintained with the Clearing Organization by no later than the Cutoff Time on the First Time of Delivery. For the avoidance of doubt, if Borrower redelivers any Loaned ADSs to Lender hereunder, Borrower may not subsequently reborrow such ADSs.

(b)Borrower agrees to pay Lender a single loan processing fee (the “Loan Processing Fee”) equal to $0.00025 per Loaned ADS (subject to adjustment to reflect any split up, combination or change in the ratio of Ordinary Shares to ADSs pursuant to the Deposit Agreement). The Loan Processing Fee shall be paid by or on behalf of Borrower on or before the time of transfer of the Loaned ADSs. Lender shall apply the Loan Processing Fee to fully pay up the Ordinary Shares underlying the ADSs for the Loan. Lender agrees to pay all fees and expenses of the Depositary in connection with the Loan, including without limitation in connection with the issuance of the Loaned ADSs and the withdrawal of any such Ordinary Shares upon the cancellation of the Loaned ADSs.

(c)Borrower shall not be entitled to receive any Loaned ADSs, and any purported delivery of Loaned ADSs hereunder shall not be effective in conferring “beneficial ownership” (within the meaning of this Section 2(c)) on Borrower, and Borrower shall promptly return to Lender all Loaned ADSs comprising any such purported delivery hereunder, in each case, to the extent that (but only to the extent that), immediately upon giving effect to such receipt of such ADSs, (i)(x) Lender is not a Foreign Private Issuer and (y) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Ordinary Shares by Borrower or any affiliate of Borrower subject to aggregation with Borrower under such Section 13 and rules or any “group” (within the meaning of such Section 13 and rules) of which Borrower is a member (collectively, “Borrower Group”) would be equal to or greater than 8.5% of the Outstanding Shares, and/or (ii) the Share Amount would be equal to or greater than the Applicable Share Limit (if any applies). If any delivery owed to Borrower hereunder is not made, in whole or in part, as a result of this provision, Lender’s obligation to make such delivery shall not be extinguished and Lender shall make such delivery as promptly as practicable after, but in no event later than two Business Days after, Borrower gives notice to Lender that such delivery would not result in (i) Borrower Group directly or indirectly so beneficially owning in excess of 8.5% of the Outstanding Shares (and at such time Lender is not a Foreign Private Issuer) or (ii) the Share Amount exceeding the Applicable Share Limit (if any applies), as described above.

Section 3. Redelivery of Loaned ADSs By Borrower; Loan Terminations.

(a)Borrower may terminate all or any portion of the Loan on any Business Day by giving written notice thereof to Lender and transferring the corresponding number of Loaned ADSs to Lender, without any consideration being payable in respect thereof by Lender to Borrower; provided that such termination shall not relieve Borrower from the obligation to make such other payments and/or deliveries required to be made by it to Lender hereunder, including any such payments and/or deliveries pursuant to Section 4 hereof. Any such Loan termination shall be effective immediately upon delivery of the applicable Loaned ADSs in accordance with the terms hereof. All such redelivered Loaned ADSs shall be delivered by Borrower free and clear of all Liens (other than Permitted Liens) and shall not be deemed redelivered hereunder so long as any such Lien (other than Permitted Liens) shall exist.

(b)The Loan, if outstanding on the date this Agreement terminates pursuant to Section 13 (the “Facility Termination Date”) or pursuant to Section 9 (the “Default Termination Date”), shall terminate on such date and Borrower shall use its best efforts to deliver any and all outstanding Loaned ADSs to Lender as soon as practicable and in any event such outstanding Loaned ADSs shall be delivered to Lender no later than the twenty-fifth (25th) Trading Day following the Facility Termination Date or the Default Termination Date, without any consideration being payable in respect thereof by Lender to Borrower; provided that such termination shall not relieve Borrower from the obligation to make such other payments and/or deliveries required to be made by it to Lender hereunder, including any such payments and/or deliveries pursuant to Section 4 hereof.

(c)If on any date the aggregate number of Loaned ADSs exceeds the Maximum Number of ADSs (an “Excess ADS Event”), Lender may request in writing that the number of Loaned ADSs in excess of the Maximum Number of ADSs (such excess Loaned ADSs, the “Excess ADSs”) shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower. Upon receipt of such notice, Borrower shall, as soon as practicable and in any event no later than the date thirty-five (35) Trading Days following the date on which Borrower receives such written notice, deliver the Excess ADSs to Lender.

(d)For the avoidance of doubt, for the purposes of return or redelivery of Loaned ADSs or an equivalent number of Ordinary Shares by Borrower pursuant to this Section 3, the term “Loaned ADSs” shall refer to either Loaned ADSs or the equivalent in Ordinary Shares (or other Common Equity of the Lender at such time, including, for the avoidance of doubt, Hong Kong Shares). The obligation of Borrower to deliver Loaned ADSs or Excess ADSs to Lender pursuant to Section 3(a), 3(b) or (c) shall be deemed satisfied in full upon Borrower’s delivery of the relevant Loaned ADSs or Excess ADSs, as the case may be, to the Depositary (with written instructions to the Depositary to cancel the relevant Loaned ADSs or Excess ADSs, as the case may be, and to deliver to Lender the Ordinary Shares (or other Common Equity of the Lender at such time) underlying the Loaned ADSs or Excess ADSs, as the case may be, being surrendered for cancellation), or upon the transfer by Borrower of such Loaned ADSs or Excess ADSs, as the case may be, to Lender’s Designated Account, or, at Borrower’s election (in the case of any Loaned ADSs or Excess ADSs that are Ordinary Shares (or other Common Equity of the Lender at such time) if any such surrender or transfer is not reasonably practicable for any reason), upon Borrower surrendering such Loaned ADSs or Excess ADSs to Lender (or such other account as notified by Lender to Borrower prior to such transfer).

(e)For the avoidance of doubt, (i) any and all outstanding Loaned ADSs shall be delivered by Borrower to Lender, net of any fees or expenses of the Depositary and any applicable withholdings or deductions on account of taxes or other governmental charges imposed on such delivery, if any; and (ii) if the ADSs, Ordinary Shares, or other Common Equity of the Lender at such time are listed on more than one securities exchange or, if delisted from the Exchange and listed on a different securities exchange than the Exchange, Borrower may deliver the relevant Loaned ADSs or Excess ADSs, as the case may be, to the applicable account at the relevant clearing organization or securities intermediary, unless Lender has notified Borrower of a different applicable account prior to such transfer; provided that, if the Ordinary Shares are listed on an exchange other than the Exchange, prior to delivering an equivalent number of Ordinary Shares underlying such Loaned ADSs or Excess ADSs, as the case may be, the Calculation Agent shall have determined that it is not commercially reasonable for Borrower to deliver the Loaned ADSs or Excess ADSs, as the case may be.

Section 4. Distributions.

(a)If, at any time when there are Loaned ADSs outstanding under this Agreement, Lender makes a cash or other distribution in respect of all of its Ordinary Shares (including, without limitation, any cash exchanged for the outstanding ADSs as the result of any reorganization, merger, split-up, consolidation, other business combination, reclassification, recapitalization or other corporate action), with the result that, through the Depositary, a cash distribution is made to the then holder or holders of such Loaned ADSs pursuant to the Deposit Agreement, Borrower shall pay to Lender (whether or not Borrower is a holder of any or all of the outstanding Loaned ADSs), within twenty-five (25) Trading Days after the payment of such distribution, an amount in cash (in the same currency as received by holders of Loaned ADSs from the Depositary) equal to the product of (A) the amount per Loaned ADS of such distribution

(net of any fees or expenses of the Depositary and any applicable withholdings or deductions on account of taxes or other governmental charges imposed on such distribution) and (B) the number of Loaned ADSs on the record date for such distribution, in each case as determined by the Calculation Agent; provided that if Borrower returns any Loaned ADSs to Lender following a record date for such distribution but prior to the payment of such distribution, Borrower shall nonetheless pay to Lender the amount of such distribution (net of any fees or expenses of the Depositary and any applicable withholdings or deductions on account of taxes or other governmental charges imposed on such delivery, if any) within twenty-five (25) Trading Days after the payment of such distribution.

(b)If, at any time when there are Loaned ADSs outstanding under this Agreement, Lender, through the Depositary, makes a distribution in respect of all of its outstanding ADSs in property or securities, including any options, warrants, rights or privileges in respect of securities (other than a distribution of ADSs, but including any distribution of Ordinary Shares or any options, warrants, rights or privileges exercisable for, convertible into or exchangeable for ADSs or Ordinary Shares or other securities of any other entity) to the then holder or holders of such Loaned ADSs (a “Non-Cash Distribution”), Borrower shall (x) in the case of any Non-Cash Distribution consisting exclusively of Ordinary Shares, deliver to Lender (whether or not Borrower is a holder of any or all of the outstanding Loaned ADSs), within twenty-five (25) Trading Days after the delivery date of such Ordinary Shares, Ordinary Shares in an amount equal to the product of (A) the amount of Ordinary Shares distributed pursuant to such Non-Cash Distribution and (B) the number of Loaned ADSs outstanding on the record date for such distribution or (y) in the case of any other Non-Cash Distribution, use commercially reasonable efforts to deliver to Lender (whether or not Borrower is a holder of any or all of the outstanding Loaned ADSs) in kind, within twenty-five (25) Trading Days after the delivery date of such Non-Cash Distribution, the property or securities distributed, in an amount equal to the product of (A) the amount per ADS of such Non-Cash Distribution (net of any reasonable fees or expenses of the Depositary and any applicable withholdings or deductions on account of taxes or other government charges imposed on such distribution) and (B) the number of Loaned ADSs outstanding on the record date for such distribution, in each case, as determined by the Calculation Agent; provided that, in the case of a Non-Cash Distribution described in clause (y) above, to the extent such delivery is not commercially reasonable with respect to any Non-Cash Distribution (other than any distribution consisting exclusively of Ordinary Shares), Borrower shall deliver to Lender the cash value of the property that was not so delivered, with such cash value to be determined by the Calculation Agent in good faith and in a commercially reasonable manner. Any such Non-Cash Distributions shall be delivered by Borrower free and clear of all Liens (other than Permitted Liens) and shall not be deemed delivered hereunder so long as any such Lien (other than Permitted Liens) shall exist. For the avoidance of doubt, Borrower’s obligation to deliver a Non-Cash Distribution to Lender pursuant to this Section 4(b) shall not apply to any Non-Cash Distribution retained through the facilities of the Depositary and not otherwise distributed directly to holders of ADSs.

Section 5. Rights in Respect of Loaned ADSs.

Subject to the terms of this Agreement, Borrower, insofar as it is the beneficial owner of the Loaned ADSs, shall have all of the incidents of ownership in respect of such Loaned ADSs, until it delivers such Loaned ADSs to Lender pursuant to the terms hereof, including the right to transfer the Loaned ADSs to others. Borrower agrees that neither it nor any of its affiliates that is the beneficial owner of any Loaned ADSs hereunder (including ADSs reacquired by Borrower or its affiliates for return to Lender hereunder) shall vote such Loaned ADSs on any matter submitted to a vote of Lender’s shareholders; provided that, if by Borrower failing to vote such Loaned ADSs there shall not be a quorum at any meeting of shareholders relating to such a matter, Borrower shall in accordance with customary practice vote its ADSs proportionately to the votes of all other shareholders voting on such matter at such meeting. Borrower covenants and agrees with Lender that it will use commercially reasonable efforts to use such Loaned ADSs to directly or indirectly facilitate the sale of the Convertibles Notes and the hedging of the Convertibles Notes by the holders thereof.

Section 6.Taxes.

(a)Notwithstanding the foregoing in Section 3(e) and Section 4 and anything else to the contrary in this Agreement, if Borrower or any of its affiliates determines in good faith that any payment or delivery (in cash or in kind) by Borrower or any of its affiliates under this Agreement is subject to withholding tax or reduction under applicable law, Borrower shall promptly notify Lender and such payment may be reduced by such withholding or reduction. Any amount withheld in accordance with the foregoing shall be promptly remitted to the appropriate taxing authority, and such remittance shall be treated for purposes of this Agreement as a payment made to the party on whose behalf such amounts were withheld. Borrower shall provide reasonable proof of payment of such withholding tax to Lender and shall reasonably cooperate with Lender in connection with any contest or dispute with a governmental authority relating to such tax. If Borrower or any of its affiliates is required to deduct or withhold from any payment or delivery (in cash or in kind) hereunder, and does not so deduct or withhold, but such withholding or reduction is assessed directly against Borrower or any of its affiliates, then, except to the extent Lender has satisfied or then satisfies the liability resulting from such withholding or deduction, Lender shall promptly pay to Borrower or its affiliate, as applicable, the amount of such liability. If, as the result of the imposition of any applicable withholdings or deductions on account of taxes or other governmental charges, the amount Borrower or its affiliate actually receives in respect of any Loaned ADSs held by Borrower or such affiliate is less than the amount of the payment that Lender would otherwise be entitled to receive pursuant to Section 4 above, then the amount Borrower shall be required to pay per Loaned ADS pursuant to Section 4 above shall be the amount per Loaned ADS actually received by Borrower or such affiliate reduced by any fees or expenses of the Depositary and any applicable withholdings or deductions on account of taxes or other governmental charges imposed.

(b)Lender will bear any present or future stamp, transfer, court, issue, documentary, capital, registration, value-added, property or other similar taxes or duties, including any indirect transfer tax under Public Notice 2015 No. 7 and any related laws and regulations of the People’s Republic of China (the “PRC”), and including any interest or penalties, if any, that arise in any jurisdiction from the transfer of the Loaned ADSs or Ordinary Shares under this Agreement or upon redelivery of the Loaned ADSs or Replacement Cash under Section 3, or otherwise in connection with this Agreement. If Borrower determines in good faith that it is required to pay such taxes or other charges to any taxing or governmental authority, Borrower shall be entitled to pay them to the relevant authority and Lender shall reimburse Borrower for the amounts so paid and for the cost of preparing the applicable filings.

Section 7. Representations and Warranties.

(a)Each of Borrower and Lender represents and warrants to the other that:

(i)it has full power to execute and deliver this Agreement, to enter into the Loan contemplated hereby and to perform its obligations hereunder;

(ii)it has taken all necessary action to authorize such execution, delivery and performance;

(iii)this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(iv)the execution, delivery and performance of this Agreement does not and will not violate, contravene, or constitute a default under, (A) its certificate of incorporation, amended and restated memorandum and articles of association, bylaws or other governing documents, (B) any laws, rules or regulations of any governmental authority to which it is subject, (C) any material contracts, agreements or instrument to which it is a party or (D) any judgment, injunction, order or decree by which it is bound.

(b)Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned ADSs are transferred to Borrower in respect of the Loan hereunder, that the Loaned ADSs and the Ordinary Shares underlying the Loaned ADSs have been duly authorized and, upon the issuance and delivery of any Loaned ADSs to Borrower in accordance with the terms and conditions hereof, and subject to the contemporaneous and prior receipt of the Loan Processing Fee by Lender, such Loaned ADSs and the Ordinary Shares underlying such Loaned ADSs will be duly authorized, validly issued, fully paid and non-assessable and will rank pari passu with all other ADSs and Ordinary Shares; and the holders of Ordinary Shares and holders of ADS have no preemptive rights with respect to the Loaned ADSs or the Ordinary Shares underlying such Loaned ADSs.

(c)Lender represents and warrants to Borrower, as of the date any Loaned ADSs are transferred to Borrower in respect of the Loan hereunder, that it has good and valid title to all such ADSs free and clear of any Liens (other than Permitted Liens).

(d)Lender represents and warrants to Borrower, (i) as of the date hereof, and as of the date any Loaned ADSs are transferred to Borrower in respect of the Loan, that the outstanding ADSs are listed on the Exchange and (ii) as of the date any Loaned ADSs are transferred to Borrower in respect of the Loan hereunder, Lender shall have delivered any required notice to the Exchange concerning the issuance of such Loaned ADSs.

(e)Lender represents and warrants to Borrower that, as of the date hereof, and as of the date any Loaned ADSs are transferred to Borrower in respect of the Loan hereunder, Lender is not, and will not be required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)Lender represents and warrants to Borrower, as of and immediately after the date any Loaned ADSs are transferred to Borrower in respect of the Loan hereunder, that (i) Lender is not “insolvent” (as such term is defined under Section 101(32) of Title 11 of the United States Code (the “Bankruptcy Code”)), (ii) for the purposes of Cayman Islands law, Lender is not insolvent and is able to pay its debts when due and (iii) Lender would be able to purchase the Maximum Number of ADSs in compliance with Cayman Islands law.

(g)Lender represents and warrants to Borrower that the Deposit Agreement has been duly authorized, executed and delivered by Lender, and constitutes a valid and legally binding agreement of Lender, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and, upon the deposit of Ordinary Shares in respect thereof in accordance with the provisions of the Deposit Agreement and this Agreement and the issuance by the Depositary of ADSs, such ADSs will be duly and validly issued and the persons in whose names the ADSs are registered will be entitled to the rights specified therein and in the Deposit Agreement.

(h)Lender represents to Borrower that for United States tax purposes it is a foreign corporation within the meaning of Section 7701(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

(i)Lender represents to Borrower that it takes the position that the transactions contemplated by this Agreement are not subject to tax or reporting under Public Notice 2015 No. 7 and any related laws and regulations of the PRC.

(j)Lender and Borrower each represents and agrees that (A) this Agreement is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) it is entering into this Agreement in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other.

(k)Lender represents to Borrower that it is not a United States person or a foreign person controlled by or acting on behalf of or in conjunction with United States persons within the meaning of, and Lender is not subject to, Regulation X of the Board of Governors of the Federal Reserve System (12 C.F.R. Section 224).

(l)Lender and Borrower each acknowledges and agrees that “Non-Reliance”, “Agreements and Acknowledgments Regarding Hedging Activities” and “Additional Acknowledgments” (each as set forth in the 2002 ISDA Definitions) will be deemed to be applicable as if set forth herein.

Section 8.Covenants.

(a)The parties hereto agree and acknowledge that Borrower is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Agreement is intended to be (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Borrower is intended to be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(b)Lender shall, immediately following any repurchase of ADSs or Ordinary Shares effected by Lender, including Ordinary Shares underlying the ADSs, give Borrower a written notice of its Outstanding Shares taking into account such repurchase (a “Repurchase Notice”) if, following such repurchase, the Outstanding Shares shall have decreased by more than 0.5% since the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, the Outstanding Shares as of the date hereof). In addition, Lender shall, immediately following the making of any adjustment described in this sentence, give Borrower written notice of the section or sections of the Indenture pursuant to which any adjustment has been made to the Conversion Rate as set forth in Section 14.04 of the Indenture (an “Indenture Adjustment Notice”). If such repurchase or transaction or event giving rise to such Indenture Adjustment Notice would constitute material nonpublic information with respect to Lender, the ADSs or the Ordinary Shares, Lender shall make public disclosure thereof at or prior to delivery of such Repurchase Notice or Indenture Adjustment Notice, as applicable.

(c)Lender shall provide to Borrower (i) a properly executed Internal Revenue Service Form W-8BEN-E (or any successor thereto) prior to the initial delivery of the Loaned ADSs hereunder and from time to time thereafter whenever a lapse in time or change in circumstances renders such form inaccurate or the Lender becomes aware that the form has become obsolete, in each case, in any material respect or upon reasonable request by Borrower and (ii) any other form or document that may be required or reasonably requested in writing in order to allow Borrower to make a payment under this Agreement without any deduction or withholding, including under Sections 1471 through

1474 of the Code, for or on account of any tax or with such deduction or withholding at a reduced rate.

(d)Lender will provide a written notice to Borrower as soon as practicable upon Lender becoming aware that Lender is no longer a Foreign Private Issuer.

(e)Lender shall deliver to Borrower, on or before the date hereof, resolutions of Lender’s board of directors authorizing this Agreement.

Section 9. Events of Default.

(a)The Loan may, at the option of Lender by a written notice to Borrower (which option shall be deemed exercised, even if no notice is given, immediately on the occurrence of an event specified in either Section 9(a)(iii) or (iv) below), be terminated (A) immediately on the occurrence of any of the events set forth in either Section 9(a)(iii) or (iv) below and (B) two (2) Trading Days following such notice on the occurrence of any of the other events set forth below (each, a “Borrower Default”) (provided that Lender may, in its sole discretion, waive in writing such Borrower Default):

(i)Subject to Section 10(a), Borrower fails to deliver the Loaned ADSs or the equivalent in Ordinary Shares (or other Common Equity of the Lender at such time) to Lender as required by Section 3;

(ii)Subject to Section 10(a), Borrower fails to deliver or pay to Lender when due any cash, securities or other property as required by Section 4 or Section 10;

(iii)the filing by or on behalf of Borrower of a voluntary petition or an answer, or the convening of a meeting for the passing of a resolution, seeking reorganization, arrangement, readjustment of its debts, voluntary winding up or liquidation, or for any other relief under any bankruptcy, reorganization, receivership, compromise, arrangement, insolvency, readjustment of debt, dissolution, winding-up or liquidation or similar act or law, of any state, federal or other applicable foreign jurisdictions, now or hereafter existing (“Bankruptcy Law”), or any action by Borrower for, or consent or acquiescence to, the appointment of a receiver, trustee, custodian or similar official of Borrower, or of all or a substantial part of its property; or the making by Borrower of a general assignment for the benefit of creditors; or the inability of Borrower, or the admission by Borrower in writing of its inability, to pay its debts as they become due;

(iv)the filing of any involuntary petition against Borrower in bankruptcy or the winding up or liquidation or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions;

or a decree or order of a court having jurisdiction in the premises for the winding up or liquidation of Borrower or the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over Borrower or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or of all or a substantial part of its property or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Borrower and continuance of any such event for thirty consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged;

(v)Borrower fails to provide any indemnity as required by Section 12;

(vi)(a) Borrower notifies Lender of Borrower’s inability or intention not to perform its obligations hereunder or (b) Borrower otherwise disaffirms, fails to perform, rejects or repudiates any of its obligations hereunder; or

(vii)any representation made by Borrower under this Agreement in connection with the Loan shall be incorrect or untrue in any material respect during the term of the Loan or Borrower fails to comply in any material respect with any of its covenants or agreements under this Agreement.

(b)The Loan may, at the option of Borrower by a written notice to Lender (which option shall be deemed exercised, even if no notice is given, immediately on the occurrence of an event specified in either Section 9(b)(i) or (ii) below), be terminated immediately on the occurrence of any of the events set forth below (each, a “Lender Default”) (provided that Borrower may, in its sole discretion, waive in writing such Lender Default):

(i)the filing by or on behalf of Lender of a voluntary petition or an answer, or the convening of a meeting for the passing of a resolution, seeking reorganization, arrangement, readjustment of its debts, voluntary winding-up or liquidation, or for any other relief under any Bankruptcy Law, or any action by Lender for, or consent or acquiescence to, the appointment of a receiver trustee or other custodian of Lender, or of all or a substantial part of its property; or the making by Lender of a general assignment for the benefit of creditors; or the inability of Lender, or the admission by Lender in writing of its inability, to pay its debts as they become due;

(ii)the filing of any involuntary petition against Lender in bankruptcy or for its winding-up or liquidation or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law, Cayman Islands law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the winding-up or liquidation of Lender or the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over Lender or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Lender or of all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Lender; and continuance of any such event for thirty consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged; or Lender is dissolved or struck off;

(iii)Lender fails to provide any indemnity as required by Section 12;

(iv)(a) Lender notifies Borrower of Lender’s inability or intention not to perform its obligations hereunder or (b) Lender otherwise disaffirms, fails to perform, rejects or repudiates any of its obligations hereunder; or

(v)any representation made by Lender under this Agreement in connection with the Loan shall be incorrect or untrue in any material respect during the term of the Loan or Lender fails to comply in any material respect with any of its covenants or agreements under this Agreement.

Section 10. Lender’s Remedies.

(a)Notwithstanding anything to the contrary herein, if Borrower is required to return Loaned ADSs pursuant to Section 3, and, in the good faith judgment of Borrower, the purchase and/or borrow of Loaned ADSs by Borrower or its affiliate or agent in an aggregate amount equal to all or any portion of the number of Loaned ADSs to be delivered to Lender in accordance with Section 3 shall (A) be prohibited by any law, rule or regulation of any governmental authority to which Borrower or its affiliate or agent is or would be subject (including any rule or code of conduct generally applicable to members of any self-regulatory organization of which Borrower or its affiliate or agent is a member or to the regulation of which it is subject (whether or not such rules or codes of conduct are imposed by law or have been voluntarily adopted by Borrower or its affiliate or agent)) or any related policies and procedures applicable to Borrower or its affiliate or agent (provided that such policies or procedures are generally applicable in similar situations) or would be unadvisable, based on the advice of external counsel of national standing or internal counsel of Borrower (or any of its affiliates), if Borrower or its affiliate or agent were to effect such purchases of Loaned ADSs as if Borrower or its affiliate or agent, as the case may be, were Lender or an affiliated purchaser of Lender while remaining in compliance with any such law, rule, regulation or code of conduct or related policies and procedures applicable to Borrower or such affiliate or agent (provided that such policies or procedures are generally applicable in similar situations), (B) violate, or would upon such purchase or borrow likely violate, any order or prohibition of any court, tribunal or other governmental authority, (C) require the prior consent of any court, tribunal or governmental authority prior to any such purchase or borrow, (D) based on the advice of counsel, subject Borrower or its affiliate or agent, as a result of making such purchase or borrow, to any liability or potential liability under any applicable federal securities law (including, without limitation, Section 16 of the

Exchange Act) or (E) be impracticable due to illiquidity of the ADSs across all relevant markets relative to the date hereof or due to a delisting or cancellation of the ADSs (each of (A), (B), (C), (D) and (E), a “Repurchase Obstacle”), then, in each case, Borrower shall immediately notify Lender of the Repurchase Obstacle and the basis therefor, whereupon Borrower’s obligations under Section 3 shall be suspended until such time as no Repurchase Obstacle with respect to such obligations shall exist (a “Repayment Suspension”). Following the occurrence of and during the continuation of any Repayment Suspension, Borrower shall use commercially reasonable efforts to remove or cure the Repurchase Obstacle as promptly as reasonably practicable and shall promptly deliver to Lender any Loaned ADSs it is able to acquire. If Borrower is unable to completely remove or cure the Repurchase Obstacle within thirty-five (35) Trading Days of the original date on which Borrower is required to return Loaned ADSs pursuant to this Agreement (such 35th Trading Day, the “Final Day”), Borrower shall pay to Lender, in lieu of the delivery of Loaned ADSs in accordance with Section 3, an amount in immediately available funds (the “Replacement Cash”) equal to the product of (x) the arithmetic average of the volume-weighted average prices per ADS in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the Exchange on each Trading Day during a commercially reasonable period of consecutive Trading Days as determined by the Calculation Agent (the “VWAP Price”) and (y) the number of Loaned ADSs otherwise required to be delivered; provided that, in case of a Repurchase Obstacle due to a delisting or cancellation of the ADSs, the VWAP Price shall be calculated by the Calculation Agent using commercially reasonable means (based, to the extent practicable, on the VWAP Price (which definition shall be adjusted by the Calculation Agent to refer to “Ordinary Shares” and the relevant securities exchange as applicable) of the Ordinary Shares if the Ordinary Shares are then listed).

(b)If Borrower shall fail to deliver Loaned ADSs to Lender as a result of a Borrower Default or a Lender Default pursuant to Section 3 when due or shall fail to pay Replacement Cash when due, then, in addition to any other remedies available to Lender under this Agreement or under applicable law, Lender shall have the right (upon prior written notice to Borrower) to purchase a like number of Loaned ADSs (“Replacement ADSs”) in the principal market for such securities in a commercially reasonable manner; provided that if any Repayment Suspension or failure to deliver shall exist and be continuing, Lender may not exercise such right if a Repurchase Obstacle exists solely as a result of action by Lender and, with respect to other Repurchase Obstacles, until after the thirty-five (35) Trading Day period referred to in Section 10(a) above. To the extent Lender shall exercise such right, Borrower’s obligation to return a like amount of Loaned ADSs or to pay the Replacement Cash, as applicable, shall terminate and Borrower shall be liable to Lender for the purchase price of the Replacement ADSs (plus all other amounts, if any, due to Lender hereunder), all of which shall be due and payable within two (2) Trading Days of notice to Borrower by Lender of the aggregate purchase price of the Replacement ADSs. The purchase price of Replacement ADSs purchased under this Section 10(b) shall include broker’s fees and commissions or any other costs, fees and expenses related to such purchase if none of the Borrower or any of its affiliates is able to act as a broker with respect to such purchases. In the event Lender exercises its rights under this Section 10(b), Lender may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement ADSs, to be deemed to have made, respectively, such purchase of Replacement ADSs for an amount equal to the Closing Price of the ADSs on the date Lender elects to exercise this remedy (or, if such date is not a Trading Day, the immediately preceding Trading Day).

Section 11. Transfers.

(a)Subject to Section 3(c), all transfers of Loaned ADSs to Borrower or Lender hereunder shall be made by the crediting by a Clearing Organization of such financial assets to the transferee’s account maintained with such Clearing Organization. Subject to Section 3(c), all transfers of Loaned ADSs to Lender hereunder shall be made by the delivery of such Loaned ADSs to the Depositary at Lender’s Designated Account (whereupon, for the avoidance of doubt, such Loaned ADSs credited to Lender’s Designated Account shall become the property of Lender, and Borrower shall have no voting, dispositive control or pecuniary interest with respect thereto).

(b)All transfers of cash hereunder to Borrower or Lender shall be by wire transfer in immediately available, freely transferable funds to the Borrower’s Cash Account (or such other account as Borrower shall notify to Lender in writing prior to such transfer) or the Lender’s Cash Account (or such other account as Lender shall notify to Borrower in writing prior to such transfer) respectively.

(c)A transfer of securities or cash may be effected under this Section 11 on any day except (i) a day on which the transferee is closed for business at its principal address or (ii) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

(d)The rights and duties of Borrower under this Agreement may not be assigned or transferred by Borrower without the prior written consent of Lender, such consent not to be unreasonably withheld; provided that Borrower may assign or transfer any of its rights or duties hereunder to Borrower’s ultimate parent entity or any directly or indirectly wholly-owned subsidiary or affiliate of Borrower’s ultimate parent entity (a “Permitted Transferee”) without the prior written consent of Lender as long as such Permitted Transferee is of equal or better credit rating as Borrower or is guaranteed by Borrower or an entity of equal or better credit rating as Borrower.

(e)The rights and duties of Lender under this Agreement may not be assigned or transferred by Lender without the prior written consent of Borrower.

Section 12. Indemnities.

(a)Lender hereby agrees to indemnify and hold harmless Borrower and its affiliates and its and their directors and officers, and each person, if any, who controls the Borrower within the meaning of the Securities Act (to the fullest extent permitted by applicable law) from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses (including, without limitation, any losses relating to Borrower’s market activities as a consequence of becoming, or of the risk of becoming, subject to Section 16(b) of the Exchange Act, including, without limitation, any forbearance of market activities or cessation of market activities and any losses in connection therewith) incurred or suffered by any such person or entity directly arising from, by reason of, or in connection with, (i) any breach by Lender of any of its representations or warranties contained in Section 7 or (ii) any breach by Lender of any of its covenants or agreements in this Agreement.

(b)Borrower hereby agrees to indemnify and hold harmless Lender and its affiliates and its and their directors and officers, and each person, if any, who controls the Lender within the meaning of the Securities Act from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses, incurred or suffered by any such person or entity directly arising from, by reason of, or in connection with (i) any breach by Borrower of any of its representations or warranties contained in Section 7 or (ii) any breach by Borrower of any of its covenants or agreements in this Agreement.

(c)In case any claim or litigation which might give rise to any obligation of a party under this Section 12 (each an “Indemnifying Party”) shall come to the attention of the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence and amount thereof; provided that the failure of the Indemnified Party to give such notice shall not adversely affect the right of the Indemnified Party to indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Section 12. Such response shall be delivered no later than thirty days after the initial notification from the Indemnified Party; provided that, if the Indemnifying Party reasonably cannot respond to such notice within thirty days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.

(d)An Indemnifying Party shall be entitled to participate in and, if (i) in the judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. An Indemnified Party shall not make any settlement of any claim or litigation under this Section 12 without the written consent of the Indemnifying Party. Notwithstanding the foregoing provisions in this Section 12, an Indemnifying Party shall not be responsible for any special, indirect or consequential damages, even if informed of the possibility thereof.

Section 13. Termination of Agreement.

(a)This Agreement shall terminate upon the earliest of (i) the date on which Lender notifies Borrower in writing of its intention to terminate this Agreement at any time after the date on which the entire principal amount of the Convertible Notes ceases to be outstanding, whether as a result of conversion, repurchase, redemption, cancellation or otherwise, (ii) the date as of which Borrower has returned all Loaned ADSs to Lender, (iii) the written agreement of Lender and Borrower to so terminate, (iv) the termination of the Convertible Note Purchase Agreement without issuance of the Convertible Notes, (v) the election (or deemed election) by Lender to terminate pursuant to Section 9(a) upon the occurrence of a Borrower Default as set forth in Section 9(a), and (vi) the election (or deemed election) by Borrower to terminate pursuant to Section 9(b) upon the occurrence of a Lender Default as set forth in Section 9(b).

(b)Unless otherwise agreed in writing by Borrower and Lender, the provisions of Section 12 shall survive the termination of this Agreement.

Section 14. Delivery of ADSs.

Notwithstanding anything to the contrary herein, at any time at which (a) (x) Lender is not a Foreign Private Issuer and (y) the number of Ordinary Shares “beneficially owned” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) by Borrower or any affiliate of Borrower subject to aggregation with Borrower under Section 13 of the Exchange Act and rules or any “group” (within the meaning of such Section 13 and rules) of which Borrower is a member plus the number of Ordinary Shares represented by the Loaned ADSs is equal to or greater than 8.5% of the Outstanding Shares, or (b) the Share Amount is equal to or exceeds the Applicable Share Limit, Borrower may, by prior notice to Lender, satisfy its obligation to deliver any ADSs or other securities on any date due under the terms of this Agreement (an “Original Delivery Date”) by making separate deliveries of ADSs or such other securities, as the case may be, at more than one time on or prior to the twentieth (20th) Trading Day immediately following such Original Delivery Date, so long as the aggregate number of ADSs and other securities so delivered on or prior to such Trading Day is equal to the number required to be delivered on such Original Delivery Date.

Section 15. Notices.

(a)All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received.

(b)Any and all notices, demands, or communications of any kind relating to this Agreement between Lender and Borrower shall be transmitted exclusively at the following addresses:

Borrower:

Goldman Sachs International

Plumtree Court, 25 Shoe Lane, London

EC4A 4AU

Attn: Securities Lending Collateral Management (Equities) and GSS Compliance

Email: [***]

Attn: Collateral Management (Stock)

Email: [***]

Facsimile No: [***]

With a copy to:

Goldman Sachs (Asia) LLC

68th Floor, Cheung Kong Center
2 Queen's Road Central

Hong Kong

Attention: [***]

Phone: [***]

Email: [***]

Goldman, Sachs & Co.

200 West Street

New York, NY 10282-2198

Attention: [***]
Phone: [***]

Email: [***]

And email notification to the following address: [***]

Lender:

Weibo Corporation

8/F, Qihao Plaza, No. 8 Xinyuan S. Road
Chaoyang District, Beijing 100027
People’s Republic of China

Attention:Investor Relations

Tel:+86 10-5898 3336

Email:ir@staff.weibo.com

Section 16. Governing Law; Submission To Jurisdiction; Severability.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but excluding any choice of law provisions that would require the application of the laws of a jurisdiction other than New York.

(b)EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE LOAN HEREUNDER AND WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

(c)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)Lender hereby appoints Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168 as agent for service of process.

(e)To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

Section 17. U.K. Resolution Stay and Contractual Bail-in Provisions.

(a)Recognition of the U.K. Special Resolution Regime.

(i)The terms of the 2020 UK (PRA Rule) Jurisdictional Module (the “2020 UK Module”) are incorporated into and form part of this Agreement, and this Agreement shall be deemed to be a Covered Agreement for purposes of the 2020 UK Module. In the event of any inconsistencies between this Agreement and the 2020 UK Module, the 2020 UK Module will prevail. Borrower shall be deemed to have adhered to the 2020 UK Module as a Regulated Entity Counterparty, and the Lender shall be deemed to have adhered to the 2020 UK Module as a Module Adhering Party and identified Borrower as a Regulated Entity Counterparty.

(ii)Each party agrees that, with respect to the Agreement between them, if a:

(A)Crisis Prevention Measure;

(B)Crisis Management Measure; or

(C)Recognised Third-country Resolution Action

is taken in relation to Borrower or any member of the same Group as Borrower, the Lender shall be entitled to exercise a Termination Right under, or rights to enforce a Security Interest in connection with the Agreement, to the extent that it would be entitled to do so under the Special Resolution Regime if the Agreement was governed by the laws of any part of the United Kingdom.

(iii)For purposes of this Section 17(a):

(A)Section 48Z of the U.K. Banking Act 2009, as amended from time to time, is to be disregarded to the extent that it relates to a Crisis Prevention Measure other than the making of a “mandatory reduction instrument” by the Bank of England under section 6B of the U.K. Banking Act 2009, as amended from time to time;

(B)“Crisis Prevention Measure”, “Crisis Management Measure”, “Group”, “Recognised Third- country Resolution Action”, “Security Interest”, “Special Resolution Regime” and “Termination Right” have the meaning given to them in or pursuant to the PRA Rule; and

(C)“PRA Rule” means the Stay in Resolution Part of the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority, as amended from time to time.

(b)Contractual Recognition of the UK Bail-in Power.

(i)Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between Borrower and Lender, the Lender acknowledges and accepts that a UK Bail-in Liability arising under this Agreement may be subject to the exercise of UK Bail-

in Powers by the relevant UK resolution authority, and acknowledges, accepts, and agrees to be bound by:

(A)the effect of the exercise of UK Bail-in Powers by the relevant UK resolution authority in relation to any UK Bail-in Liability of Borrower to Lender under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(1)the reduction of all, or a portion, of the UK Bail-in Liability or outstanding amounts due thereon;

(2)the conversion of all, or a portion, of the UK Bail-in Liability into shares, other securities or other obligations of Borrower or another person, and the issue to or conferral on Lender of such shares, securities or obligations;

(3)the cancellation of the UK Bail-in Liability; and/or

(4)the amendment or alteration of any interest or premium, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(B)the variation of the terms of this Agreement, as deemed necessary by the relevant UK resolution authority, to give effect to the exercise of UK Bail-in Powers by the relevant UK resolution authority.

(ii)For purposes of this Section 17(b):

(A)“UK Bail-in Legislation” means Part I of the UK Banking Act 2009 and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

(B)“UK Bail-in Liability” means a liability in respect of which the UK Bail-in Powers may be exercised.

(C)“UK Bail-in Powers” means the powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.

Section 18. U.S. Resolution Stay Provisions.

(a)Recognition of the U.S. Special Resolution Regimes.

(i)

In the event that Borrower becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from Borrower of this Agreement, and any interest and obligation in or under, and any property securing, this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any interest and obligation in or under, and any property securing, this Agreement were governed by the laws of the United States or a state of the United States

(ii)

In the event that Borrower or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under this Agreement that may be exercised against Borrower are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(b)

Limitation on Exercise of Certain Default Rights Related to an Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that:

(i)

Lender shall not be permitted to exercise any Default Right with respect to this Agreement or any Affiliate Credit Enhancement that is related, directly or indirectly, to an Affiliate of the Borrower becoming subject to receivership, insolvency, liquidation, resolution, or similar proceeding (an “Insolvency Proceeding”), except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and

(ii)	Nothing in this Agreement shall prohibit the transfer of any Affiliate Credit Enhancement, any interest or obligation in or under such Affiliate Credit Enhancement, or any property securing such 26

Affiliate Credit Enhancement, to a transferee upon or following an Affiliate of Borrower becoming subject to an Insolvency Proceeding, unless the transfer would result in the Lender being the beneficiary of such Affiliate Credit Enhancement in violation of any law applicable to the Lender.

(iii)For the purpose of this paragraph:

“Affiliate” is defined in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of Borrower under or with respect to this Agreement, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

(c)

U.S. Protocol. If Lender has previously adhered to, or subsequently adheres to, the ISDA 2018 U.S. Resolution Stay Protocol as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), the terms of such protocol shall be incorporated into and form a part of this Agreement and the terms of the ISDA U.S. Protocol shall supersede and replace the terms of this section. For purposes of incorporating the ISDA U.S. Protocol, Borrower shall be deemed to be a Regulated Entity, Lender shall be deemed to be an Adhering Party, and this Agreement shall be deemed to be a Protocol Covered Agreement. Capitalized terms used but not defined in this paragraph shall have the meanings given to them in the ISDA U.S. Protocol.

(d)

Pre-existing In-Scope Agreements. Borrower and Lender agree that to the extent there are any outstanding “in-scope QFCs,” as defined in 12 C.F.R. § 252.82(d), that are not excluded under 12 C.F.R. § 252.88, between Borrower and Lender that do not otherwise comply with the requirements of 12 C.F.R. § 252.2, 252.81–8 (each such agreement, a “Preexisting In-Scope Agreement”), then each such Preexisting In-Scope Agreement is hereby amended to include the foregoing provisions in this section, with references to “this Agreement” being understood to be references to the applicable Preexisting In-Scope Agreement.

Section 19. Financial Assistance. Lender represents and warrants that it and any of its subsidiaries has not applied, and shall not, until after the first date on which no portion of this Agreement remains outstanding following any final exercise and settlement, cancellation or early termination of this Agreement, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Lender comply with any requirement not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Lender, and that Lender has not, as of the date specified in the condition, made a capital distribution or will make a capital distribution, or (ii) where the terms of this Agreement would cause Lender to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided, that Lender or any of its subsidiaries may apply for Restricted Financial Assistance if Lender either (a) determines based on the advice of outside counsel of national standing that the terms of this Agreement would not cause Lender or any of its subsidiaries to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (b) delivers to Borrower evidence or other guidance from a governmental authority with jurisdiction for such program or facility that this Agreement is permitted under such program or facility (either by specific reference to this Agreement or by general reference to transactions with the attributes of this Agreement in all relevant respects).

Section 20. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

Section 21. Amendments. No amendment or modification in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto to have executed this ADS Lending Agreement as of the date and year first above written.

WEIBO CORPORATION,	GOLDMAN SACHSINTERNATIONAL,
as Lender	as Borrower

By:	/s/ Gaofei Wang	By:	/s/ Simon Gosling
	Name: Gaofei Wang		Name:	Simon Gosing
	Title: Director and Chief Executive Officer		Title:	Managing Director

[Signature Page to ADS Lending Agreement]

Exhibit A

Form of Borrowing Notice

[***]

Weibo Corporation

8/F, Qihao Plaza, No. 8 Xinyuan S. Road

Chaoyang District, Beijing 100027

Attention:Investor Relations
Telephone No.: +86 10-5898 3336

Email:ir@staff.weibo.com

March 13, 2024

To:Goldman Sachs International

Plumtree Court, 25 Shoe Lane, London

EC4A 4AU

Attn:Securities Lending Collateral Management (Equities) and GSS

Compliance Email: [***]

Attn:Collateral Management (Stock)

Email: [***]

Facsimile No: [***]

Re: ADS Lending Transaction

Reference is made to the ADS Lending Agreement, dated as of November 30, 2023, confirming the terms and conditions of that certain ADS Lending Transaction (the “Transaction”) entered into between Weibo Corporation (“Lender”) and Goldman Sachs International (“Borrower”) (as amended and supplemented from time to time, the “Agreement”). Any capitalized term used herein and not expressly defined herein has the meaning assigned to it in the Agreement.

Each of Lender and Borrower, intending to be legally bound, hereby acknowledges and agrees that:

1.Notwithstanding anything to the contrary in the Agreement, the last sentence of Section 10(a) (Lender’s Remedies) of the Agreement shall be clarified to mean the following:

If Borrower is unable to completely remove or cure the Repurchase Obstacle within thirty-five (35) Trading Days of the original date on which Borrower is required to return Loaned ADSs pursuant to this Agreement (such 35th Trading Day, the “Final Day”), Lender may at its option require Borrower to pay to Lender, in lieu of the delivery of Loaned ADSs in accordance with Section 3, an amount in immediately available funds (the “Replacement Cash”) equal to the product of (x) the arithmetic average of the volume-weighted average prices per ADS in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the Exchange on each Trading Day during a commercially reasonable period of consecutive Trading Days as determined by the Calculation Agent (the “VWAP Price”) and (y) the number of Loaned ADSs otherwise required to be delivered; provided that, in case of a Repurchase Obstacle due to a delisting or cancellation of the ADSs, the VWAP Price shall be calculated

2

by the Calculation Agent using commercially reasonable means (based, to the extent practicable, on the VWAP Price (which definition shall be adjusted by the Calculation Agent to refer to “Ordinary Shares” and the relevant securities exchange as applicable) of the Ordinary Shares if the Ordinary Shares are then listed). If the Lender elects not to require such Replacement Cash, the Borrower and Lender can mutually agree to decide settlement alternatives in ADSs and/or Ordinary Shares in good faith and in a commercially reasonable manner, provided that any settlement alternative shall provide the same economic value to the Lender.

2.Each of Lender and Borrower hereby confirms that the Agreement, as clarified herein, and the terms of the Transaction shall continue in full force and effect. All references to the “Agreement” in the Agreement or any document related thereto shall for all purposes constitute references to the Agreement as modified hereby. In the event of any inconsistency between provisions of the Agreement and this letter agreement, this letter agreement will prevail.

3.The Agreement and this letter agreement constitute the entire agreement and understanding of the parties with respect to the matters set forth therein and above and supersede all oral communications and prior writings with respect thereto.

4.THIS LETTER AGREEMENT AND ALL MATTERS ARISING IN CONNECTION WITH THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, BUT EXCLUDING ANY CHOICE OF LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN NEW YORK.

[Remainder of page left blank intentionally.]

3

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this letter agreement and returning it to Lender.

Very truly yours,

WEIBO CORPORATION

By:	/s/ Gaofei Wang
	Name:	Gaofei Wang
	Title:	Director and Chief Executive Officer

[Signature Page to Letter Agreement]

Accepted and confirmed

as of the date first written above:

GOLDMAN SACHS INTERNATIONAL

By:	/s/ Simon Gosling
	Name:	Simon Gosling
	Title:	Managing Director

[Signature Page to Letter Agreement]